Filed pursuant to Rule 424(b)(3)
Registration No. 333-151632

SUPERFUND GOLD, L.P. — SERIES A-1, A-2 AND SERIES B-1, B-2 SUPPLEMENT
DATED SEPTEMBER 15, 2009 TO PROSPECTUS DATED FEBRUARY 17, 2009

AUGUST 2009 PERFORMANCE UPDATE

			Total NAV	NAV per Unit
	August 2009	Year to Date	08/31/09	08/31/09

Series A-1	1.09%	1.43%	$1,555,435	$932.60
Series A-2	1.25%	6.38%	$155,796	$978.13
Series B-1	4.84%	−9.33%	$4,713,164	$833.74
Series B-2	5.02%	−8.57%	$1,629,150	$840.74

*	All performance is reported net of fees and expenses

Fund results for August 2009:

World bond markets began August under pressure, but moved steadily higher as perceptions surrounding economic data shifted. U.S. Treasury bonds sold off early in the month as the U.S. unemployment rate unexpectedly dropped for the first time in more than a year while productivity grew at the fastest pace in almost six years. From there, however, the market attracted steady buying as retail sales missed forecasts and producer prices fell more than expected. Future inflation expectations continued to suffer as nearby readings remain muted. In Europe, bonds shrugged off better than expected GDP and investor confidence reports to finish higher by month end. Front month Bund futures moved to four-month highs as Euro-zone retail sales and consumer prices fell more than forecast. Japanese bonds moved to five-month highs as the unemployment rate moved to record highs, while CPI fell sharply. These developments led our long positions in the bond sector to an overall gain.

The dollar remained near its lows for the year as risk appetite remained elevated. Meanwhile, the British Pound (−2.5%) fell from nine-month highs following a Bank of England announcement that it would expand it’s bond purchase program by 50 billion pounds with the hope of lowering borrowing costs further. Poor banking results and a widening fiscal deficit contributed to the downside pressure as well. The Canadian dollar lost 1.1%, consolidating last month’s gains as higher than expected payroll losses provided cover for traders to take profits. This led our short positions in U.S. Dollar to an overall.

October crude oil (−1.7%) finished near the middle of the $15 range between $60 and $75 per barrel, established since May. The market continued to weigh conflicting economic data. Positive second quarter GDP figures in the Euro-zone and Japan combined with notable discipline from OPEC members on supply targets kept a steady floor under values. While oil imports to China remain strong, there is growing concern that Chinese plans to slow credit growth in the 2nd half of 2009 will cap the global economic recovery. September natural gas (−23.3%) continues to trend lower as inventories remained at record levels. A late month return to unseasonably cool weather in the Midwestern U.S. and the lack of Gulf of Mexico storm activity drove natural gas to 2002 lows. This led our short positions in the energy sector to an overall gain.

October gold continued to trade sideways in quiet action between $900-$1000. The market received little direction from the dollar as the U.S. currency moved sideways near yearly lows. The global equity market rally continued to attract capital that might otherwise have been allocated to the precious metal. London copper added another 12.6%, moving to 11 month highs while stretching its annual gain to over 100%, even as July shipments to China fell 23%. Nickel added 6.7% as two large Canadian producers succumbed to labor strikes. Lead also moved higher, adding 12.2% on news that the Chinese have cut up to 240,000 tons of smelting capacity. This led our short positions in the metals sector to an overall loss.

October hog futures continued their steady drive lower, falling another 10.5% in August. Falling demand is causing meatpackers to cut slaughter rates, leaving animals on farms to gain more weight and produce more meat. U.S. exports fell 20% in the first half and are heading for the first annual decline since 1990 due in large part to H1N1 related import restrictions in China and Russia. October sugar (+30.1%) reached 28 year highs in New York and a new record in London amid heightening concern of a global production shortfall. India’s monsoon season may be the driest in 15 years which is expected to compromise production enough to warrant heavy imports. Meanwhile, Brazilian growing regions are too wet to harvest after torrential rains. September NY coffee finished 7.6% lower after early strength as Colombian production estimates rose by approximately 10%. A mix of long and short positions in the sector resulted in an overall gain.

Other market sectors did not reveal significant trends and did not have a substantial influence on this month’s positive performance.

For the month of August 2009, Series A-1 gained 1.09%, Series A-2 gained 1.25%, Series B-1 gained 4.84%, and Series B-2 gained 5.02%, respectively, net of all fees and expenses.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPERFUND GOLD, L.P. — SERIES A-1
AUGUST 2009 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended August 31, 2009)

STATEMENT OF INCOME

August 2009

Investment income, interest	$94

Expenses
Management fee	2,929
Ongoing offering expenses	—
Operating expenses	976
Selling Commissions	2,603
Other expenses	15
Incentive fee	—
Brokerage commissions	955

Total expenses	7,478

Net investment gain (loss)	(7,384)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	6,617
Net change in unrealized appreciation (depreciation) on futures and forward contracts	17,487

Net gain (loss) on investments	24,104

Net increase (decrease) in net assets from operations	$16,720

STATEMENT OF CHANGES IN NET ASSET VALUE

August 2009

Net assets, beginning of period	$1,395,215

Net increase (decrease) in net assets from operations	16,720
Capital share transactions
Issuance of shares	143,500
Redemption of shares	—

Net increase (decrease) in net assets from capital share transactions	143,500
Net increase (decrease) in net assets	160,220

Net assets, end of period	$1,555,435

NAV Per Unit, end of period	$932.60

SUPERFUND GOLD, L.P. — SERIES A-2
AUGUST 2009 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended August 31, 2009)

STATEMENT OF INCOME

August 2009

Investment income, interest	$9

Expenses
Management fee	293
Ongoing offering expenses	—
Operating expenses	98
Other expenses	1
Incentive fee	16
Brokerage commissions	95

Total expenses	503

Net investment gain (loss)	(494)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	662
Net change in unrealized appreciation (depreciation) on futures and forward contracts	1,748

Net gain (loss) on investments	2,410

Net increase (decrease) in net assets from operations	$1,916

STATEMENT OF CHANGES IN NET ASSET VALUE

August 2009

Net assets, beginning of period	$118,880

Net increase (decrease) in net assets from operations	1,916
Capital share transactions
Issuance of shares	35,000
Redemption of shares	—

Net increase (decrease) in net assets from capital share transactions	35,000
Net increase (decrease) in net assets	36,916

Net assets, end of period	$155,796
NAV Per Unit, end of period	$978.13

SUPERFUND GOLD, L.P. — SERIES B-1
AUGUST 2009 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended August 31, 2009)

STATEMENT OF INCOME

August 2009

Investment income, interest	$236

Expenses
Management fee	8,874
Ongoing offering expenses	—
Operating expenses	2,958
Selling Commissions	7,888
Other expenses	15
Incentive fee	—
Brokerage commissions	7,619

Total expenses	27,354

Net investment gain (loss)	(27,118)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(35,652)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	280,486

Net gain (loss) on investments	244,834

Net increase (decrease) in net assets from operations	$217,716

STATEMENT OF CHANGE IN NET ASSET VALUE

August 2009

Net assets, beginning of period	$3,969,583

Net increase (decrease) in net assets from operations	217,716
Capital share transactions
Issuance of shares	525,865
Redemption of shares	—

Net increase (decrease) in net assets from capital share transactions	525,865
Net increase (decrease) in net assets	743,581

Net assets, end of period	$4,713,164

NAV Per Unit, end of period	$833.74

SUPERFUND GOLD, L.P. — SERIES B-2
AUGUST 2009 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended August 31, 2009)

STATEMENT OF INCOME

August 2009

Investment income, interest	$81

Expenses
Management fee	3,062
Ongoing offering expenses	—
Operating expenses	1,021
Other expenses	4
Incentive fee	—
Brokerage commissions	2,629

Total expenses	6,716

Net investment gain (loss)	(6,635)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(12,303)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	96,790

Net gain (loss) on investments	84,487

Net increase (decrease) in net assets from operations	$77,852

STATEMENT OF CHANGE IN NET ASSET VALUE

August 2009

Net assets, beginning of period	$1,537,298

Net increase (decrease) in net assets from operations	77,852
Capital share transactions
Issuance of shares	14,000
Redemption of shares	—

Net increase (decrease) in net assets from capital share transactions	14,000
Net increase (decrease) in net assets	91,852

Net assets, end of period	$1,629,150
NAV Per Unit, end of period	$840.74

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/  Nigel James
Nigel James, President
Superfund Capital Management, Inc.
General Partner
Superfund Gold, L.P.